Exhibit 99.1

Investor Contact:	Media Contacts:

Christina Cheng	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(514) 856-3855	(848) 541-3785
(877) 281-6642 (toll free)

Bausch Health Continuing Process Toward Separating Bausch + Lomb

LAVAL, Quebec, Aug. 22, 2022 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) has transferred common shares in an amount equal to approximately 38.6% of the issued and outstanding shares of Bausch + Lomb Corporation (“Bausch + Lomb”) to an existing wholly-owned unrestricted subsidiary of the Company (the “Internal Transfer”).

Common shares in an amount equal to approximately 50.1% of Bausch + Lomb continue to be held by a wholly-owned restricted subsidiary of the Company, and Bausch + Lomb itself remains a restricted subsidiary of the Company. The Company, through its subsidiaries, continues to hold the same number of shares of Bausch + Lomb as it did prior to the Internal Transfer, which in the aggregate comprises approximately 88.7% of the issued and outstanding shares of Bausch + Lomb.

The Internal Transfer is consistent with the Company’s commitment to the separation of Bausch + Lomb and provides the Company with strategic flexibility while it evaluates all relevant factors and considerations relating to the separation of Bausch + Lomb. Further, the Company has engaged Houlihan Lokey and White & Case LLP as financial and legal advisors, respectively, to assist the Company in evaluating potential strategic alternatives.

The separation of Bausch + Lomb is contingent on the expiry of customary lockups related to the initial public offering of Bausch + Lomb, the achievement of targeted debt leverage ratios and the receipt of applicable shareholder and other necessary approvals.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our approximately 88.7% ownership of Bausch + Lomb. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements

This news release may contain forward-looking statements about the future performance of Bausch Health, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities administrators, which factors are incorporated herein by reference.

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